UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FIRST PLACE FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 5, 2009

Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of First Place Financial Corp. which will be held on June 3, 2009, at 9:00 a.m., Eastern Daylight Saving Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

The attached Notice of the special meeting of shareholders and the proxy statement describe the formal business to be transacted at the special meeting. Our directors and officers will be present at the special meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

On March 13, 2009, we completed the financing transaction with the U.S. Department of Treasury under the TARP Capital Purchase Program. In this transaction, we received an investment of $72,927,000 from the Treasury and, in exchange, we issued to the Treasury 72,927 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 3,670,822 shares of our common stock. At the time of issuance of the warrant, the number of shares of common stock that could be issued upon exercise of the warrant equaled approximately 21.6% of the outstanding shares of First Place’s common stock, which under Nasdaq rules requires us to obtain shareholder approval of such issuance. We are holding this special meeting to obtain your approval to issue the shares of common stock upon exercise of the warrant.

The board of directors has determined that approval of the proposals at the special meeting of shareholders is in the best interests of our company and the shareholders. The board of directors unanimously recommends that you vote “FOR” the issuance of the shares of our common stock upon exercise of the warrant, and “FOR” the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve Proposal One.

Your vote is very important. Whether or not you expect to attend the special meeting, please read the enclosed proxy statement and then complete, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, so that your shares will be represented. Your response and vote are appreciated since a majority of the common stock entitled to vote must be represented, either in person or by proxy, at the special meeting to constitute a quorum for the conduct of business.

On behalf of the board of directors and all of the employees of First Place, we thank all of our shareholders for your continued interest and support.

Sincerely yours,

/s/ Steven R. Lewis
Steven R. Lewis President and Chief Executive Officer

185 East Market Street•Warren, OH 44481•330/373/1221• www.firstplacebank.com

FIRST PLACE FINANCIAL CORP.

185 East Market Street

Warren, Ohio 44481

(330) 373-1221

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2009

To Our Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of First Place Financial Corp., will be held on June 3, 2009, 9:00 a.m., Eastern Daylight Saving Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

The purpose of the special meeting of shareholders is to consider and vote upon the following matters:

1. To approve the issuance of 3,670,822 shares of our common stock upon exercise of the Amended and Restated Warrant issued to the U.S. Department of the Treasury under its TARP Capital Purchase Program; and

2. To adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting of shareholders to approve Proposal One.

The board of directors has established April 22, 2009, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting of shareholders and at any adjournments thereof. A list of shareholders entitled to vote at the special meeting will be available at our executive offices located at 185 East Market Street, Warren, Ohio 44481, for a period of ten days prior to the special meeting and will also be available at the special meeting itself. Only common shareholders of record as of the close of business on such record date will be entitled to vote at the special meeting or any adjournments thereof.

The board of directors unanimously recommends that you vote “FOR” the issuance of the shares of our common stock upon exercise of the Amended and Restated Warrant issued to the U.S. Department of the Treasury under its TARP Capital Purchase Program, and “FOR” the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve Proposal One.

Your vote is very important. Whether or not you plan to attend the special meeting of shareholders, please promptly complete, sign, date and return your proxy card in the enclosed postage prepaid envelope.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr Corporate Secretary

Warren, Ohio

May 5, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2009.

The proxy materials for this special meeting of shareholders are available over the Internet at www.            .com/            /

FIRST PLACE FINANCIAL CORP.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

June 3, 2009

Information Concerning Solicitation and Voting

We are furnishing this proxy statement to shareholders of First Place Financial Corp. in connection with the solicitation by the board of directors of proxies to be used at a special meeting of shareholders, or the special meeting, to be held on June 3, 2009, 9:00 a.m., Eastern Daylight Saving Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio and at any adjournments thereof. This proxy statement is first being mailed to shareholders on or about May 5, 2009.

It is important that shareholders holding a majority of the shares outstanding be represented by proxy or be present in person at the special meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the board of directors will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, signed proxy cards will be voted “FOR” the approval of Proposal One and Proposal Two, which are set forth below.

Proposals and Voting Procedures

WHAT MATTERS ARE BEING PRESENTED? There are two proposals being presented for your consideration at the special meeting:

Proposal One: To approve the issuance of 3,670,822 shares of our common stock upon exercise of the Amended and Restated Warrant issued to the U.S. Department of the Treasury under its TARP Capital Purchase Program; and

Proposal Two: To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve Proposal One.

Other than the matters set forth on the attached Notice of Special Meeting of Shareholders, no additional matters will be presented for consideration and a vote of shareholders at the special meeting.

CAN I ACCESS FIRST PLACE’S PROXY MATERIALS ELECTRONICALLY? Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of the Shareholders to Be Held on June 3, 2009. The proxy materials for the special meeting are available at www.            .com/        .

WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT STOCKHOLDERS VOTE “FOR” THE ISSUANCE OF 3,670,822 SHARES OF OUR COMMON STOCK UPON EXERCISE OF THE WARRANT? We applied for and received $72,927,000 under the Treasury’s TARP Capital Purchase Program. In light of the current economic conditions, our board of directors determined that it was in our best interests and the best interests of our shareholders to participate in the TARP Capital Purchase Program. The program allowed us to access additional capital, which enabled us to continue to be well-capitalized and support our loan and credit operations. It was a condition of the

TARP Capital Purchase Program that we issue a warrant giving the Treasury the right to purchase 3,670,822 shares of our common stock. Because the common stock issuable upon exercise of the warrant exceeds 20% of the number of shares of common stock outstanding before the warrant was issued and the exercise price of the warrant is less than the greater of the book value or the market value of our common stock, under Rule 5635 of the Nasdaq Stock Market Rules, we are required to obtain shareholder approval of the issuance of the common stock upon exercise of the warrant.

WHAT IF STOCKHOLDERS DO NOT APPROVE THE PROPOSAL TO ISSUE THE 3,670,822 SHARES OF OUR COMMON STOCK UPON EXERCISE OF THE WARRANT? If shareholders do not approve the issuance of the 3,670,822 shares of our common stock upon exercise of the warrant by September 13, 2009, the per share exercise price of $2.98 of the shares subject to the warrant will be reduced by 15 percent, with additional 15 percent reductions every six months up to a maximum reduction of $1.34 or an exercise price of $1.64 per share resulting in an increase in the dilution to our shareholders. If shareholders do not approve the proposal by September 13, 2010, then the Treasury may cause us to exchange all or a portion of the warrant for an economic interest classified as permanent equity under generally accepted accounting principles having a value equal to the fair market value of such exchanged portion. See “—Consequences for Approval or Disapproval” on page 15.

WHAT IS THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS? Our board of directors recommends that you vote “FOR” Proposal One and “FOR” Proposal Two.

WHO CAN VOTE? You are entitled to vote your common stock if our records show that you held your shares as of April 22, 2009, the record date. At the close of business on that date, a total of 16,973,270 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented at the special meeting, except as described below. As provided in our amended and restated certificate of incorporation, record holders of common stock who own in excess of 10% of the outstanding shares of common stock, or the Limit, are not entitled to vote any of their shares that are in excess of the Limit. Our amended and restated certificate of incorporation authorizes the board of directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to us to enable the board of directors to implement and apply the Limit.

HOW DO I VOTE? You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope or you can vote by attending the special meeting and voting in person. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON IN ORDER TO VOTE? You do not have to attend the special meeting in order to vote your shares of our common stock. You can vote by mailing your completed, dated and signed proxy card in the enclosed postage-paid return envelope.

WHAT QUORUM IS NEEDED FOR THE SPECIAL MEETING AND WHAT VOTES ARE NEEDED? The special meeting will be held if a quorum is represented. A quorum consists of a majority of outstanding shares of common stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to our amended and restated certificate of incorporation). Under our bylaws, in the event there are not sufficient votes for a quorum, the chairman of the special meeting may adjourn the special meeting of shareholders in order to permit the further solicitation of proxies. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. “Broker non-votes” are shares held by brokers or nominees as to whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under the applicable rules. The nominees may vote those shares only on matters deemed routine. On non-routine matters nominees cannot vote without voting instructions from the beneficial owner. In the event there are not sufficient votes to approve Proposal One at the time of the special meeting, and assuming the shareholders approve Proposal Two, the special meeting will be adjourned in order to permit the further solicitation of proxies.

As to the approval of the action set forth in the Proposals One and Two, the accompanying proxy card enables a shareholder to check the appropriate box on the proxy card to (i) vote “FOR” a proposal; (ii) vote “AGAINST” a proposal; or (iii) “ABSTAIN” from voting on either proposal. Under our bylaws and Delaware law, the proposals will be approved if a quorum is represented and if the majority of the total votes cast are voted “FOR” the applicable proposal. Shares as to which the “ABSTAIN” box has been selected on the proxy card with respect to either proposal will be counted as present for determining whether a quorum is present and will not be counted for purposes of determining the number of votes cast on a proposal.

WHO WILL COUNT THE VOTE? Our transfer agent, Registrar and Transfer Company, will serve as independent inspector of the special meeting of shareholders and will certify the vote of the shareholders at the special meeting.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? You may change your vote at any time before your proxy is voted at the special meeting. If you are a holder of record of common stock, you can do this in one of three ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card by mail, and any earlier dated proxies will be revoked automatically. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

If you are a shareholder whose shares are not registered in your name or are held in “street name,” and you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

WHO BEARS THE COST OF PROXY SOLICITATION? We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone, facsimile or electronic communication without additional compensation. To assist in the solicitations of proxies, we have retained Laurel Hill Advisory Group, LLC, or Laurel Hill. We have agreed to pay Laurel Hill $5,500 and to reimburse reasonable out-of-pocket expenses (not to exceed $2,000 without our prior approval) incurred in connection with such services. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so.

MAY STOCKHOLDERS ATTEND THE SPECIAL MEETING? All of our shareholders are invited to attend the special meeting. Our shareholders of record on April 22, 2009 can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting. Please note, that those shareholders who beneficially own their common stock through a broker, bank or other nominee or in street name, will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

HOW WILL THE VOTING RESULTS BE ANNOUNCED? The preliminary voting results will be announced at the special meeting and the final voting results will be published in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

WHOM SHOULD I CALL WITH QUESTIONS? If you would like additional copies, without charge, of this proxy statement or if you have questions about the Proposal One or Two, including the procedures for voting your shares, you should contact J. Craig Carr, Corporate Secretary at 330-373-1221.

PROPOSAL ONE

TO APPROVE THE ISSUANCE OF 3,670,822 SHARES OF OUR COMMON STOCK UPON

EXERCISE OF THE AMENDED AND RESTATED WARRANT ISSUED TO THE U.S.

DEPARTMENT OF THE TREASURY UNDER ITS TARP CAPITAL PURCHASE PROGRAM

General

Overview of the TARP Capital Purchase Program. On October 14, 2008, the U.S. Department of the Treasury, or the Treasury, announced the creation of the TARP Capital Purchase Program. This program was established pursuant to the authority granted to the Treasury by the Emergency Economic Stabilization Act of 2008, or EESA. Through investment by the Treasury, the TARP Capital Purchase Program encourages healthy U.S. banks, savings associations, savings and loan holding companies, bank holding companies and other qualifying financial institutions, or qualifying financial institutions, to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

Pursuant to the TARP Capital Purchase Program, qualifying financial institutions were required to submit an application to the Treasury to participate in the program and were eligible to apply for an investment by the Treasury in an amount between 1% and 3% of the institution’s risk-weighted assets up to a maximum of $25 billion. In exchange for an investment by Treasury, the qualifying financial institution issues to the Treasury shares of its senior preferred stock, which qualify as Tier 1 capital for regulatory purposes. In addition to the senior preferred stock, publicly held qualifying financial institutions also are required to issue to the Treasury a related warrant to purchase shares of such institution’s common stock with an aggregate market price equal to 15 percent of the senior preferred stock investment. The initial exercise price of this warrant is based on the average closing prices of the publicly held qualifying financial institution’s common stock over the 20 trading days ending on the last trading day prior to the date the institution’s application for participation in the TARP Capital Purchase Program was preliminarily approved.

As a qualifying financial institution, we submitted our application to participate in the TARP Capital Purchase Program. In February 2009, we received preliminary approval of our application and proceeded with the financing transaction under the TARP Capital Purchase Program.

First Place’s Participation in the TARP Capital Purchase Program. On March 13, 2009, we completed the financing transaction with the Treasury under the TARP Capital Purchase Program. Pursuant to the Letter Agreement dated March 13, 2009, and the related Securities Purchase Agreement – Standard Terms, or the Purchase Agreement, between us and the Treasury, the Treasury invested $72,927,000 in us in exchange for 72,927 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the series A preferred stock, and a warrant to purchase 3,670,822 shares of our common stock, or the original warrant, at an exercise price of $2.98 per share. At the time of issuance of the original warrant, the number of shares of common stock issuable under the original warrant equaled approximately 21.6% of the outstanding shares of our common stock, which requires us to obtain shareholder approval for the issuance of the common stock under Rule 5635 of the Nasdaq Stock Market Rules. In consultation with the Treasury, we subsequently determined that the original warrant should be amended and restated to include the provisions described further below relating to the receipt of shareholder approval. On April 3, 2009, the original warrant was cancelled and we delivered to the Treasury an executed Amended and Restated Warrant, or the warrant. A copy of the warrant is included with this proxy statement at Annex A.

To provide you with additional information about the TARP Capital Purchase Program and the Treasury’s investment, as well as the terms of the series A preferred stock and the warrant that we issued, we included the following sections in this proxy statement:

•	“Description of the Terms of the Investment” beginning on page 6;

•	“Description of the Series A Preferred Stock Issued to the Treasury” beginning on page 7; and

•	“Description of the Warrant Issued to the Treasury” beginning on page 8.

In addition, you can find further information about our TARP Capital Purchase Program transaction and a copy of the Purchase Agreement and other transaction documents in our Current Report on Form 8-K that we filed with the Securities and Exchange Commission, or SEC, on March 17, 2009 and the amended Current Report on Form 8-K/A that we filed with the SEC on April 6, 2009.

Reasons for Obtaining Shareholder Approval

The purpose of this proposal is to allow the full exercise of the warrant in accordance with Rule 5635 of the Nasdaq Stock Market Rules and the terms of the warrant. This Nasdaq rule requires us to obtain shareholder approval prior to issuance of common stock upon exercise of the warrant. The proposed issuance of common stock upon exercise of the warrant falls under this rule because the common stock issuable upon exercise of the warrant exceeds 20% of the number of shares of common stock outstanding before the warrant was issued and the exercise price of the warrant is less than the greater of the book value or the market value of our common stock. Accordingly, we are seeking shareholder approval of the issuance of the 3,670,822 shares of common stock upon exercise of the warrant, which number of shares may adjusted pursuant to the terms of the warrant.

In addition to complying with the Nasdaq rules, we are also seeking approval of the issuance of the shares underlying the warrant to avoid the implementation of certain penalty provisions set forth in the warrant that will result in a reduction of the per share exercise price and an increase in the dilution to our shareholders. This penalty provision and the consequences of not obtaining shareholder approval are discussed in the section “—Consequences for Approval or Disapproval” on page 15.

Description of the Terms of the Investment

General. In exchange for an investment of $72,927,000, the Treasury purchased 72,927 shares of our series A preferred stock, with a liquidation preference of $1,000 per share, and received the warrant to purchase 3,670,822 shares of our common stock at an initial exercise price of $2.98 per share, subject to anti-dilution provisions and other adjustments that are discussed further below. The common stock underlying the warrant represents approximately 21.6% of our common outstanding shares on our record date. If the warrant is exercised, your percentage ownership of our common stock will be reduced. See “—Consequences for Approval or Disapproval” on page 15.

Registration Rights. We are required to file a “shelf” registration statement covering the series A preferred stock, the warrant and the common stock underlying the warrant with the SEC as promptly as practicable after the date of the investment and to take all action required to cause the shelf registration statement to be declared effective as soon as possible unless we are not eligible to file a registration statement on Form S-3. On April 10, 2009, we filed a registration statement on Form S-3 registering the warrant and the shares of common stock underlying the warrant for resale.

As of the closing date of our TARP Capital Purchase Program financing, we were not eligible to register the series A preferred stock on Form S-3. The Treasury may request that we file a shelf registration statement registering the resale of the series A preferred stock at a future time.

Executive Compensation Restrictions. As a condition of participation in the TARP Capital Purchase Program, we complied with a number of requirements relating to our executive compensation and corporate governance. Such requirements remain in effect during the period in which the Treasury holds securities issued under the TARP Capital Purchase Program.

In the Purchase Agreement, we agreed that, until such time as the Treasury ceases to own any of our debt or equity securities acquired pursuant to the Purchase Agreement, we will take all necessary action to ensure that its benefit plans with respect to our senior executive officers, or SEOs, comply with Section 111(b) of EESA as amended by Section 7001 of the American Recovery and Reinvestment Act of 2009, or ARRA. We also have agreed to not adopt any benefit plans with respect to, or which cover, our SEOs that do not comply with the EESA, as amended. The applicable executives have consented to and executed waivers related to the foregoing as required by the terms of the Purchase Agreement.

In connection with the Treasury’s investment in us, each of our SEOs executed amendments to compensation arrangements in order to comply with the executive compensation and corporate governance requirements of Section 111 of the EESA, as amended. Disclosure concerning the amendments to the SEO compensation arrangements has been previously made on the Current Report on Form 8-K that was filed with the SEC on March 12, 2009. Additionally, on March 13, 2009, we entered into a Letter Agreement with the Treasury confirming the applicability of the executive compensation provisions of the ARRA. A copy of the Letter Agreement was filed with the SEC on March 17, 2009 as Exhibit 10.2 to the Current Report on Form 8-K.

Description of the Series A Preferred Stock Issued to the Treasury

The following is a brief description of the material terms and provisions of our series A preferred stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the certificate of designations, as amended, that sets forth the terms of the series A preferred stock, a copy of which was filed with the SEC on March 17, 2009 on our Current Report on Form 8-K and is also available upon request from us.

Rank of Treasury Preferred Stock. The series A preferred stock ranks senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares.

Dividends. The series A preferred stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year, prior to the payment of dividends on any shares of our common stock and all other securities ranking junior to the series A preferred stock. The dividend is payable quarterly in arrears.

Redemption. We may repurchase the series A preferred stock from the Treasury at any time after consultation with our primary federal regulator so long as we repurchase at least 25% of the purchase price of the series A preferred stock, which equates to $18,231,750. Following the Treasury’s transfer of the series A preferred stock to a third party, the series A preferred stock may not be redeemed by us during the first three years following issuance except with the proceeds from a “qualified equity offering” (as defined in the certificate of designations that was previously filed with the SEC as indicated above). After three years, we may, at our option, redeem the series A preferred stock at the liquidation preference of $1,000 per share plus accrued and unpaid dividends.

Voting. Except in limited circumstances, the series A preferred stock does not have voting rights. In the event that we do not pay dividends on the series A preferred stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two seats. Following the expansion of our board, the holders of the series A preferred stock will have the right to elect two directors to fill the newly created directorships at the next annual meeting and at each subsequent annual meeting. The holder of the series A preferred stock is entitled to keep these seats until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of series A preferred stock have been declared and paid in full. In addition, the series A preferred stock has any voting rights as required by law and class voting rights on certain matters that could adversely affect the shares and including: (i) any authorization or issuance of shares ranking senior to the series A preferred stock, (ii) any amendment to the rights of the holders of the series A preferred stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the series A preferred stock.

Restrictions on Dividends and Repurchases. Prior to the third anniversary of the issuance of the series A preferred stock, unless we have redeemed all of the series A preferred stock or the Treasury has transferred all of the series A preferred stock to a third party, the consent of the Treasury will be required for us to pay a quarterly dividend in excess of $0.085 per share or repurchase our common stock or other capital securities (except for certain circumstances specified in the Purchase Agreement). Our ability to increase our common stock dividend or repurchase our common stock or other capital securities requires the payment or declaration by us of all accrued and unpaid dividends for the series A preferred stock.

Transfer. The Treasury Department may transfer the series A preferred stock to a third party at any time.

Description of the Warrant Issued to the Treasury

The following is a brief description of the terms of the warrant. This summary does not purport to be complete in all respects. This warrant is the amendment and restatement of the original warrant that we issued on March 13, 2009 in connection with the transactions contemplated by the Purchase Agreement. The below description is subject to and qualified in its entirety by reference to the warrant, a copy of which is attached hereto as Annex A.

Shares of common stock Subject to the Warrant. The warrant is initially exercisable for 3,670,822 shares of our common stock at an initial exercise price of $2.98 per share. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $72,927,000, which is equal to 100% of the aggregate liquidation preference of the series A preferred stock, the number of shares of common stock underlying the warrant then held by the Treasury will be reduced by 50% to approximately 1,835,411 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant and Exercise Price. Rules of the Nasdaq Stock Market require us to seek shareholder approval of the issuance of the common stock upon exercise of the warrant, because the number of shares of common stock that may be acquired upon exercise of the warrant exceeded 20% of the number of shares of our common stock outstanding prior to issuance of the warrant. Under its terms, the warrant may not be exercised until we receive shareholder approval for the issuance of the common stock underlying the warrant. Following shareholder approval, the warrant, which has a 10-year term, may be exercised at anytime by surrender of the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.

The initial exercise price of the warrant is $2.98 per share of common stock for which the warrant may be exercised. If our shareholders do not approve the issuance of the common stock underlying the warrant by September 13, 2009, which is the six month anniversary date of the original issue date of the warrant, the exercise price of the warrant will be reduced by 15% of the initial exercise price to $2.53 per share. The exercise price will be further reduced by another 15% of the initial exercise price to $2.08 per share if shareholder approval is not obtained by March 13, 2010. If by the eighteenth month after the original issue date, or September 13, 2010, shareholder approval of the issuance of the common stock underlying the warrant has not been obtained, then there will be a final reduction of the exercise price by another 15% of the original exercise price to $1.64 per share. If at the end of the eighteen-month period beginning on the issue date of the warrant our shareholders have not approved the issuance of the common stock underlying the warrant, then the Treasury may cause us to exchange all or a portion of the warrant for an economic interest classified as permanent equity under generally accepted accounting principles having a value equal to the fair market value of such exchanged portion.

If we do not receive shareholder approval for the issuance of the common stock underlying the warrant, then the reductions in the exercise price of the warrant we described above will result in First Place receiving significantly less consideration for the shares of common stock that are issued. In addition, if at the end of the eighteen-month period beginning on the issue date of the warrant our shareholders have not approved the issuance of the common stock underlying the warrant, then the Treasury may cause us to exchange all or a portion of the warrant for an economic interest classified as permanent equity under generally accepted accounting principles having a value equal to the fair market value of such exchanged portion. See also “—Consequences for Approval or Disapproval” on page 15.

Subject to shareholder approval, we intend to list the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Select Market.

Rights as a Shareholder. The holder of the warrant will not have rights or privileges as a holder of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability. The Treasury may not transfer a portion of the warrant for more than 1,835,411 shares of common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $72,927,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends in shares of our common stock or make distributions in shares of our common stock, subdivide, combine or reclassify outstanding shares of our common stock. Until the earlier of March 13, 2012 and the date the Treasury no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act of 1933, as amended or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of March 13, 2009.

If we declare any dividends or distributions other than our historical, ordinary cash dividends of $0.01 per share, which is the amount of the last dividend we declared prior to the closing of our TARP Capital Purchase Program financing, the exercise price of the warrant will be adjusted to reflect such distribution. If we conduct a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted. In the event of a merger, consolidation or similar transaction involving us and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

Use of Proceeds

The capital we received in the TARP Capital Purchase Program will enable us to continue to be well-positioned to support our existing operations as well as our anticipated future growth. We plan to use a portion of the proceeds to increase regulatory capital levels at the Bank and to increase our lending capacity by making prudent loans to creditworthy individuals and businesses in our markets, improve our ability to work with troubled borrowers, and support our broader strategic growth and community service initiatives. A portion of the proceeds will also be retained at the holding company to service existing debt.

Following the receipt of the $72,927,000 from the Treasury, we infused $31,000,000 to First Place Bank. We intend to keep the remaining $41,927,000 at First Place for future infusion into First Place Bank, debt service at First Place or other general corporate purposes. We have invested the capital we received from the TARP Capital Purchase Program in Federal Funds.

Since it is uncertain when or if the Treasury or its successors in interest to the warrant will exercise the warrant, we are unable to determine what our use of proceeds from such exercise will or would be.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended June 30, 2008 and as of and for the six months ended December 31, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on July 1, 2007, and July 1, 2008, in the case of the statement of income data and December 31, 2008, in the case of the balance sheet and regulatory capital ratio data. The key assumptions in the following pro forma statements include the following:

•	The issuance of series A preferred stock under the TARP Capital Purchase Program for $72,927,000,

•	The issuance of the warrant to purchase 3,670,822 shares of our common stock under the TARP Capital Purchase Program, and

•	The investment of the proceeds in Fed Funds.

The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including any subsequent changes in our common stock price.

The information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended June 30, 2008, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position, results of operations or regulatory capital position that actually would have been attained had proceeds from the TARP Capital Purchase Program been received, or the issuance of the warrant been made, at the dates indicated, and is not necessarily indicative of our financial position, results of operations or regulatory capital position that will be achieved in the future. In addition, as noted above, if we do not receive shareholder approval allowing the full exercise of the warrant by September 13, 2010, which is the eighteen-month anniversary of the issue date of the warrant, the Treasury may cause us to exchange all or a portion of the warrant for an equivalent economic interest in us.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating Proposal One. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2008, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, and in our other reports filed with the SEC.

FIRST PLACE FINANCIAL CORP. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

UNAUDITED

(IN THOUSANDS, EXCEPT SHARE DATA)

	Historical December 31, 2008	Pro Forma Adjustments	Pro Forma December 31, 2008
Balance sheet data:

ASSETS
Cash and cash equivalents (1)	$113,141	$72,927	$186,068
Securities available for sale	283,097		283,097
Net loans, including available for sale	2,676,653		2,676,653
Other assets	211,392		211,392

Total assets	$3,284,283	$72,927	$3,357,210

LIABILITIES
Deposits	2,540,951		2,540,951
Other borrowings	506,723		506,723
Other liabilities	18,752		18,752

Total liabilities	3,066,426		3,066,426

SHAREHOLDERS’ EQUITY
Preferred stock (1)	—	72,927	72,927
Common stock	181		181
Discount on preferred stock (2)(3)		(3,898)	(3,898)
Common stock warrant (2)		3,898	3,898
Additional paid-in capital	214,358		214,358
Retained earnings	29,007		29,007
Unearned employee stock ownership plan shares	(3,324)		(3,324)
Accumulated comprehensive income	(3,091)		(3,091)
Treasury stock, at cost	(19,274)		(19,274)

Total Shareholders’ Equity	217,857	72,927	290,784

Total Liabilities and Shareholders’ Equity	$3,284,283	$72,927	$3,357,210

(1)	Reflects the issuance of 72,927 shares of series A preferred stock to the Treasury as part of the TARP Capital Purchase Program. Proceeds are assumed to be initially invested in Fed Funds.
(2)	The series A preferred stock and the warrant are determined based on their relative fair values at issue date. The fair value of the series A preferred stock was estimated using a market rate of 13%. The fair value of the warrant was estimated to be $.80 per share and was determined using the Black-Scholes model with the following assumptions; dividend yield, 1.68%; risk-free interest rate, 1.87%; expected life, 5 years; and volatility, 50.14%.
(3)	The discount on the series A preferred stock is amortized over its estimated life of five years using the effective yield method.

FIRST PLACE FINANCIAL CORP. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

UNAUDITED

(IN THOUSANDS, EXCEPT SHARE DATA)

	Historical Six Months Ended December 31, 2008	Pro Forma Adjustments	Pro Forma Six Months Ended December 31, 2008
Interest income (1)	$87,957	$91	$88,048
Interest expense	43,699		43,699

Net interest income	44,258	91	44,349
Provision for loan losses	16,567		16,567

Net interest income after provision for loan losses	27,691	91	27,782
Noninterest income	2,945		2,945
Noninterest expense (3)	137,959		137,959

Income before income taxes	(107,323)	91	(107,232)
Income taxes (benefit)	(7,067)	32	(7,035)

Net loss	$(100,256)	59	(100,197)

Effective dividend on preferred stock (4)(5)			2,157

Net loss available to common shareholders			$(102,354)

Selected Financial Ratios
Earnings per share:
Basic	$(6.06)	$0.00	$(6.18)
Diluted	$(6.06)	$0.00	$(6.18)
Average basic shares outstanding	16,552,722		16,552,722
Average diluted shares outstanding (2)	16,552,722	—	16,552,722

(1)	The funds received from the series A preferred stock issuance are assumed to be initially invested in Fed Funds at a rate of 0.25%. An incremental tax rate of 35% was assumed.
(2)	The number of basic and diluted shares outstanding for the period are the same as any share increase assumed by the warrant is antidilutive in a net loss period.
(3)	The issuance costs expected to be incurred were immaterial; therefore, no effect was given in the pro forma.
(4)	Consists of dividends of $1.823 million on series A preferred stock at a 5% annual rate.
(5)	Includes accretion of discount on series A preferred stock over a 5 year amortization period. The discount is determined based on the value that is allocated to the warrant upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the series A preferred stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the series A preferred stock of 13%, and assumptions underlying the value of the warrant. The proceeds are allocated based on the relative fair value of the warrant as compared to the fair value of the series A preferred stock.

FIRST PLACE FINANCIAL CORP. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

UNAUDITED

(IN THOUSANDS, EXCEPT SHARE DATA)

	Historical Twelve Months Ended June 30, 2008	Pro Forma Adjustments	Pro Forma Twelve Months Ended June 30, 2008
Interest income (1)	$189,672	$182	$189,854
Interest expense	102,046		102,046

Net interest income	87,626	182	87,808
Provision for loan losses	16,467		16,467

Net interest income after provision for loan losses	71,159	182	71,341
Noninterest income	26,965		26,965
Noninterest expense (3)	84,065		84,065

Income before income taxes	14,059	182	14,241
Income taxes (benefit)	3,269	64	3,333

Net loss	10,790	118	10,908

Effective dividend on preferred stock (4)(5)			4,325

Net loss available to common shareholders			$6,583

Selected Financial Ratios
Earnings per share:
Basic	$0.67	$(0.26)	$0.41
Diluted	$0.67	$(0.32)	$0.34
Average basic shares outstanding	16,132,198		16,132,198
Average diluted shares outstanding (2)	16,195,704	2,928,185	19,123,889

(1)	The funds received from the series A preferred stock issuance are assumed to be initially invested in Fed Funds at a rate of 0.25%. An incremental tax rate of 35% was assumed.
(2)	The pro forma average diluted shares outstanding include the estimated effect of the exercise of the warrant and are accounted for under the treasury stock method, using the twelve month average stock price of $14.73.
(3)	The issuance costs expected to be incurred were immaterial; therefore, no effect was given in the pro forma.
(4)	Consists of dividends of $3.646 million on the series A preferred stock at a 5% annual rate.
(5)	Includes accretion of discount on series A preferred stock over a 5 year amortization period. The discount is determined based on the value that is allocated to the warrant upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the series A preferred stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the series A preferred stock of 13%, and assumptions underlying the value of the warrant. The proceeds are allocated based on the relative fair value of the warrant as compared to the fair value of the series A preferred stock.

PRO FORMA REGULATORY CAPITAL RATIOS

(IN THOUSANDS)

Regulatory Capital Ratios	December 31, 2008 Actual	Pro Forma as of December 31, 2008 Assuming Infusion of $31 million of Proceeds from the Series A Preferred Stock Pursuant to TARP Capital Purchase Program (1)
First Place Bank
Tier 1 Leverage Ratio	7.44%	8.31%

Tier 1 Risk Based Ratio	10.06%	11.34%

Total Risk Based Ratio	11.08%	12.35%

(1)	Assumes a capital infusion of $31 million of the $72.927 million from First Place to First Place Bank upon receipt of the investment from Treasury. The residual $41.927 million will remain at First Place for future infusion into First Place Bank, debt service at First Place or other general corporate purposes.

Consequences of Approval or Disapproval

If shareholder approval is received for this proposal and we do not complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $72,927,000, the holder of the warrant will be able to exercise the warrant in full. This would result, if exercised in full, in the issuance of 3,670,822 shares of our common stock, based on the current per share exercise price of $2.98. If this proposal is approved, the equity ownership of existing shareholders will be diluted by the issuance of the common stock upon exercise of the warrant. The 3,670,822 shares of common stock issuable upon exercise of the warrant would represent approximately 17.8% of the total shares outstanding on the record date after giving effect to the exercise of the warrant. In addition, the book value of the common stock will be diluted because the per share exercise price of the warrant of $2.98 is likely to be less than the per share book value at the time of exercise. The per share book value of the common stock was $12.84 at December 31, 2008.

If shareholder approval is not received on this proposal, the warrant will remain outstanding but unexercisable. We are required to continue to seek shareholder approval at future meetings of shareholders for this proposal. If shareholder approval of this proposal is not received by September 13, 2009, the per share exercise price will be reduced by 15% with additional 15% reductions every six months thereafter up to a maximum reduction of $1.34. Moreover, if shareholder approval is not received by September 13, 2010, the Treasury may cause us to exchange all or a portion of the warrant for an economic interest classified as permanent equity under generally accepted accounting principles having a value equal to the fair market value of such exchanged portion.

Required Vote

This proposal will be approved if a majority of the total votes cast at the special meeting are voted “FOR” Proposal One. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation

The board of directors recommends that shareholders vote “FOR” the approval of the issuance of 3,670,822 shares of our common stock upon exercise of the Amended and Restated Warrant issued to the U.S. Department of the Treasury under its TARP Capital Purchase Program.

Security Ownership of Principal Shareholders

Other than those persons listed below, we are not aware of any person who may be considered to be the beneficial owner of more than 5% of our outstanding shares of common stock as of March 31, 2009. For purposes of the following table and the table set forth under “Securities Ownership of Directors and Executive Officers,” a person may be considered to own any shares of common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after March 31, 2009.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	1,407,153	(1)	8.3%

Common Stock	Barclays Global Investors, N.A.	1,001,752	(2)	5.9%

Common Stock	First Place Bank Employee Stock Ownership Plan Trust 185 East Market Street Warren, Ohio 44481	891,660	(3)	5.3%

(1)

As reported by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) in its Schedule 13G/A filed with the SEC on February 9, 2009, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” Dimensional reported in its Schedule 13G/A that in its role as investment advisor or manager to the Funds, Dimensional possesses investment and/or voting power over the shares of First Place common stock that are reportedly owned by the Funds, and, as a result, Dimensional may be deemed to be the beneficial owner of the First Place common stock owned by the Funds. In the Schedule 13G/A, Dimensional disclaims beneficial ownership of the shares of First Place common stock owned by the Funds.

(2)

As reported by Barclays Global Investors, N.A., which discloses beneficial ownership of 564,227 shares, and Barclays Global Fund Advisors, which discloses beneficial ownership of 437,498 shares, in the Schedule 13G filed February 5, 2009.

(3)

The Trustee must vote all allocated shares held in the Employee Stock Ownership Plan in accordance with the instructions of the participants. At March 31, 2009, 497,620 shares had been allocated under the Employee Stock Ownership Plan. Under the Employee Stock Ownership Plan, unallocated shares and allocated shares as to which voting instructions are not given by participants, are to be voted by the Employee Stock Ownership Plan Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.

Security Ownership of Directors and Executive Officers

The following table provides information, as of March 31, 2009, about the shares of common stock that are beneficially owned by (1) each of our directors, (2) our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers and (3) all of our directors and executive officers as a group. The address of each person named in the below table is c/o First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481.

Name Of Beneficial Owner	Sole Voting or Sole Investment Power		Shared Voting or Shared Investment Power	Options(1)	Total Shares	Percent of Class
A. Gary Bitonte, M.D.	92,915		57,131	—	150,046	*
Albert P. Blank	39,388	(2)	—	50,000	89,388	*
Donald Cagigas	—		10,000	15,000	25,000	*
Marie Izzo Cartwright	67,432		—	2,400	69,832	*
David W. Gifford	8,023	(3)	—	2,500	10,523	*
Robert P. Grace	45,040		12,500	—	57,540	*
Thomas M. Humphries	23,960		—	28,050	52,010	*
Earl T. Kissell	20,765		—	5,000	25,765	*
Steven R. Lewis	128,447	(4)	10,440	220,000	358,887	2.1
Jeffrey B. Ohlemacher	21,770		22,369	—	44,139	*
E. Jeffrey Rossi	123,439		376	27,500	151,315	*
Samuel A. Roth	35,000		—	18,581	53,581	*
William A. Russell	5,686		—	34,281	39,967	*
Kenton A. Thompson	16,674	(5)	1,000	39,000	56,674	*
Robert L. Wagmiller	15,350		3,350	—	18,700	*
R. Bruce Wenmoth	5,633	(6)	—	30,000	35,633	*
All directors and executive officers as a group (22 persons)	784,835		137,371	516,577	1,438,783	8.2%

*	Represents less than 1% of outstanding common stock.

(1)	Shares of common stock that may be acquired upon exercise of stock options that are exercisable within 60 days after March 31, 2009.

(2)

Includes approximately 3,229 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Blank and 9,378 shares of common stock held in Mr. Blank’s 401(k) plan account. The exact number of shares of common stock allocated to Mr. Blank under Employee Stock Ownership Plan for 2008 has not yet been determined.

(3)

Includes approximately 452 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Gifford and 5,891 shares of common stock held in Mr. Gifford’s 401(k) plan account. The exact number of shares of common stock allocated to Mr. Gifford under Employee Stock Ownership Plan for 2008 has not yet been determined.

(4)

Includes approximately 9,352 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Lewis and 22,457 shares of common stock held in Mr. Lewis’ 401(k) plan account. The exact number of shares of common stock allocated to Mr. Lewis under Employee Stock Ownership Plan for 2008 has not yet been determined.

(5)

Includes approximately 1,333 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Thompson and 10,130 shares of common stock held in Mr. Thompson’s 401(k) plan account. The exact number of shares of common stock allocated to Mr. Thompson under Employee Stock Ownership Plan for 2008 has not yet been determined.

(6)

Includes approximately 1,352 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Wenmoth and 429 shares of common stock held in Mr. Wenmoth’s 401(k) plan account. The exact number of shares of common stock allocated to Mr. Wenmoth under Employee Stock Ownership Plan for 2008 has not yet been determined.

PROPOSAL TWO

TO ADJOURN THE SPECIAL MEETING TO A LATER DATE OR DATES, IF NECESSARY,

TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE INSUFFICIENT

VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE PROPOSAL ONE.

General

If, at our special meeting on June 3, 2009, the number of shares of our common stock, present in person or by proxy, voting in favor of Proposal One is insufficient to approve the issuance of 3,670,822 shares of our common stock upon exercise of the warrant issued to the Treasury, our management intends to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies. In that event, we will ask our shareholders to vote only upon the adjournment proposal and not on the proposal relating to the approval of Proposal One.

In order to allow proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if deemed necessary, we have submitted the question of adjournment to our shareholders as a separate matter for your consideration.

If it is deemed necessary to adjourn the special meeting of shareholders, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned. If, however, the date of any adjourned meeting is more than thirty (30) days after the date of the special meeting of shareholders, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting will be provided to our shareholders.

Granting of Discretionary Authority to Adjourn Our Special Meeting

In this adjournment proposal, we are asking shareholders to grant discretionary authority to our proxy committee, which will hold the proxies solicited by our board of directors, so that the proxy committee can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If our shareholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against Proposal One, we could adjourn the special meeting without a vote on Proposal One and seek to convince the holders of those shares to changes their votes to vote in favor of Proposal One.

Required Vote

This proposal will be approved if a majority of the total votes cast at the special meeting are voted “FOR” Proposal Two. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of Our Board of Directors

The board of directors believes that if the number of shares of our common stock present in person or by proxy at the special meeting and voting in favor of approval of Proposal One is insufficient to approve issuance of 3,670,822 shares of our common stock upon exercise of the warrant issued to the Treasury, it is in the best interests of our shareholders to enable the board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of Proposal One. Therefore, our board of directors recommends that shareholders vote “FOR” the approval of this Proposal Two to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve Proposal One.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

To be considered for inclusion in the proxy statement and the proxy card relating to our 2009 annual meeting of shareholders, a shareholder proposal must be received by our corporate secretary no later than June 10, 2009. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended.

Our bylaws provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to our secretary not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which our notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address, as they appear on our record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in our proxy statement or the proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as stated in the Notice of Special Meeting of Shareholders and as described in this proxy statement. If, however, other matters are properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information in accordance with the Securities Exchange Act of 1934, as amended, with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials we file electronically with the SEC are available at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

You should also be able to inspect annual, quarterly and current reports, proxy statements and other information about us at the offices of the Nasdaq Stock Market, 33 Whitehall Street, New York, New York, 10004.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 5, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and Items 1, 2 and 3 from our Quarterly Report on Form 10-Q for the quarterly periods ended September 30, 2008 and December 31, 2008 and any other items in that Quarterly Report expressly updating the above referenced items from our Annual Report on Form 10-K.

This proxy statement incorporates important business and financial information about us from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through our website, www.firstplacebank.com and from the SEC at its website, www.sec.gov or by requesting them in writing to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481 Attention: J. Craig Carr (telephone: (330) 373-1221). If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

Representatives of Crowe Horwath LLP will not be present at the special meeting.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr Corporate Secretary

Warren, Ohio

May 5, 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE

REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY

RETURN THE ACCOMPANYING PROXY CARD IN THE

ENCLOSED POSTAGE-PAID ENVELOPE.

Annex A

AMENDED AND RESTATED

WARRANT TO PURCHASE COMMON STOCK

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT

to purchase

3,670,822

Shares of Common Stock

of First Place Financial Corp.

Issue Date: March 13, 2009

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning ascribed to it in the Purchase Agreement.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Original Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Original Warrantholder; otherwise, the average of all three determinations shall be binding upon the Company and the Original Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company.

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s shareholders.

“business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.

“Common Stock” has the meaning ascribed to it in the Purchase Agreement.

“Company” means the Person whose name, corporate or other organizational form and jurisdiction of organization is set forth in Item 1 of Schedule A hereto.

“conversion” has the meaning set forth in Section 13(B).

“convertible securities” has the meaning set forth in Section 13(B).

“CPP” has the meaning ascribed to it in the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means the amount set forth in Item 2(a) of Schedule A hereto; provided, that such amount shall be reduced by the amount set forth in Item 2(b) of Schedule A hereto on each six month anniversary of the Issue Date if the Shareholder Approvals shall not have been obtained prior to such anniversary, up to a maximum reduction of the amount set forth in Item 2(c) of Schedule A hereto.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith or, with respect to Section 14, as determined by the Original Warrantholder acting in good faith. For so long as the Original Warrantholder holds this Warrant or any portion thereof, it may object in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof. If the Original Warrantholder and the Company are unable to agree on fair market value during the 10-day period following the delivery of the Original Warrantholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Original Warrantholder’s objection.

“Governmental Entities” has the meaning ascribed to it in the Purchase Agreement.

“Initial Number” has the meaning set forth in Section 13(B).

“Issue Date” means the date set forth in Item 3 of Schedule A hereto.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be (i) in the event that any portion of the Warrant is held by the Original Warrantholder, the fair market value per share of such security as determined in good faith by the Original Warrantholder or (ii) in all other circumstances, the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose and certified in a resolution to the Warrantholder. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Ordinary Cash Dividends” means a regular quarterly cash dividend on shares of Common Stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time), provided that Ordinary Cash Dividends shall not include any cash dividends paid subsequent to the Issue Date to the extent the aggregate per share dividends paid on the outstanding Common Stock in any quarter exceed the amount set forth in Item 4 of Schedule A hereto, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Original Warrantholder” means the United States Department of the Treasury. Any actions specified to be taken by the Original Warrantholder hereunder may only be taken by such Person and not by any other Warrantholder.

“Permitted Transactions” has the meaning set forth in Section 13(B).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Per Share Fair Market Value” has the meaning set forth in Section 13(C).

“Preferred Shares” means the perpetual preferred stock issued to the Original Warrantholder on the Issue Date pursuant to the Purchase Agreement.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) or (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchase Agreement” means the Securities Purchase Agreement – Standard Terms incorporated into the Letter Agreement, dated as of the date set forth in Item 5 of Schedule A hereto, as amended from time to time, between the Company and the United States Department of the Treasury (the “Letter Agreement”), including all annexes and schedules thereto.

“Qualified Equity Offering” has the meaning ascribed to it in the Purchase Agreement.

“Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Common Stock and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shareholder Approvals” means all shareholder approvals necessary to (A) approve the exercise of this Warrant for Shares for purposes of the section or rule set forth in Item 6 of Schedule A hereto, and/or (B) amend the Charter to increase the number of authorized shares of Common Stock to the extent necessary to permit the exercise of this Warrant.

“Shares” has the meaning set forth in Section 2.

“trading day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrantholder” has the meaning set forth in Section 2.

“Warrant” means this Amended and Restated Warrant, issued pursuant to the Purchase Agreement.

2. Number of Shares; Exercise Price. This certifies that, for value received, the United States Department of the Treasury or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, after the receipt of all applicable Regulatory Approvals and Shareholder Approvals, if any, up to an aggregate of the number of fully paid and nonassessable shares of Common Stock set forth in Item 7 of Schedule A hereto, at a purchase price per share of Common Stock equal to the Exercise Price. The number of shares of Common Stock (the “Shares”) and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise of Warrant; Term. Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time on the tenth anniversary of the Issue Date (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company located at the address set forth in Item 8 of Schedule A hereto (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased:

(i) by having the Company withhold, from the shares of Common Stock that would otherwise be delivered to the Warrantholder upon such exercise, shares of Common stock issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Stock on the trading day on which this Warrant is exercised and the Notice of Exercise is delivered to the Company pursuant to this Section 3, or

(ii) with the consent of both the Company and the Warrantholder, by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Company will have first received Shareholder Approvals and the Warrantholder will have first received any applicable Regulatory Approvals.

4. Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date.

Subject to receipt of Shareholder Approvals, the Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of this Warrant at any time. The Company will (A) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Shares at all times after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the pro-rated Exercise Price for such fractional share.

6. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8. Transfer/Assignment.

(A) Subject to compliance with clause (B) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

(B) The transfer of the Warrant and the Shares issued upon exercise of the Warrant are subject to the restrictions set forth in Section 4.4 of the Purchase Agreement. If and for so long as required by the Purchase Agreement, this Warrant shall contain the legends as set forth in Sections 4.2(a) and 4.2(b) of the Purchase Agreement.

9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

12. Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to, if permitted by the terms of this Warrant and the Purchase Agreement, sell this Warrant without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 13 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 13 so as to result in duplication:

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(B) Certain Issuances of Common Shares or Convertible Securities. Until the earlier of (i) the date on which the Original Warrantholder no longer holds this Warrant or any portion thereof and (ii) the third anniversary of the Issue Date, if the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions (as defined below) or a transaction to which subsection (A) of this Section 13 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than 90% of the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities) then, in such event:

(A) the number of Shares issuable upon the exercise of this Warrant immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (A) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Company outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (B) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such date and (II) the number of shares of Common Stock which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities); and

(B) the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant immediately after the adjustment described in clause (A) above.

For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets, (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors, (iii) in connection with a public or broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by the Company or its affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions and (iv) in connection with the exercise of preemptive rights on terms existing as of the Issue Date. Any adjustment made pursuant to this Section 13(B) shall become effective immediately upon the date of such issuance.

(C) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Stock and other dividends or distributions referred to in Section 13(A)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 13(D).

(E) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(A)), the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Warrantholder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of common stock that affirmatively make an election (or of all such holders if none make an election).

(F) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(G) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(H) Completion of Qualified Equity Offering. In the event the Company (or any successor by Business Combination) completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company (or any such successor ) receiving aggregate gross proceeds of not less than 100% of the aggregate liquidation preference of the Preferred Shares (and any preferred stock issued by any such successor to the Original Warrantholder under the CPP), the number of shares of Common Stock underlying the portion of this Warrant then held by the Original Warrantholder shall be thereafter reduced by a number of shares of Common Stock equal to the product of (i) 0.5 and (ii) the number of shares underlying the Warrant on the Issue Date (adjusted to take into account all other theretofore made adjustments pursuant to this Section 13).

(I) Other Events. For so long as the Original Warrantholder holds this Warrant or any portion thereof, if any event occurs as to which the provisions of this Section 13 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of the Company, fairly and adequately protect the purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid. The Exercise Price or the number of Shares into which this Warrant is exercisable shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of the Company.

(J) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(K) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(J), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(L) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(M) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

14. Exchange. At any time (i) following the date on which the shares of Common Stock of the Company are no longer listed or admitted to trading on a national securities exchange (other than in connection with any Business Combination) or (ii) following the 18- month anniversary of the Issue Date and until the receipt of the Shareholder Approvals allowing the full exercise of this Warrant for Common Stock, the Original Warrantholder may cause the Company to exchange all or a portion of this Warrant for an economic interest (to be determined by the Original Warrantholder after consultation with the Company) of the Company classified as permanent equity under U.S. GAAP having a value equal to the Fair Market Value of the portion of the Warrant so exchanged. The Original Warrantholder shall calculate any Fair Market Value required to be calculated pursuant to this Section 14, which shall not be subject to the Appraisal Procedure.

15. No Impairment. The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

16. Governing Law. This Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the Company and the Warrantholder agrees (a) to submit to the exclusive jurisdiction and venue of the United States District Court for the District of Columbia for any civil action, suit or proceeding arising out of or relating to this Warrant or the transactions contemplated hereby, and (b) that notice may be served upon the Company at the address in Section 20 below and upon the Warrantholder at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9 hereof. To the extent permitted by applicable law, each of the Company and the Warrantholder hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to the Warrant or the transactions contemplated hereby or thereby.

17. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

18. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

19. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Charter.

20. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth in Item 9 of Schedule A hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

21. Entire Agreement. This Warrant, the forms attached hereto and Schedule A hereto (the terms of which are incorporated by reference herein), and the Letter Agreement (including all documents incorporated therein), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

[Form of Notice of Exercise]

Date:

TO: [Company]

RE: Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Number of Shares of Common Stock

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(i) of the Warrant or cash exercise pursuant to Section 3(ii) of the Warrant, with consent of the Company and the Warrantholder)

Aggregate Exercise Price:

Holder:
By:
Name:
Title:

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated: March 31, 2009

COMPANY: FIRST PLACE FINANCIAL CORP.

By:	/s/ Steven R. Lewis
Name:	Steven R. Lewis
Title:	President and Chief Executive Officer

Attest:

By:	/s/ David W. Gifford
Name:	David W. Gifford
Title:	Chief Financial Officer

[Signature Page to Warrant]

SCHEDULE A

Item 1

Name: First Place Financial Corp.

Corporate or other organizational form: Corporation

Jurisdiction of organization: Delaware

Item 2

(a)	Exercise Price: $2.98
(b)	Amount equal to 15% of the Exercise Price in effect on the Issue Date: $0.45
(c)	Amount equal to 45% of the Exercise Price in effect on the Issue Date: $1.34

Item 3

Issue Date: March 13, 2009

Item 4

Amount of last dividend declared prior to the Issue Date: $0.01

Item 5

Date of Letter Agreement between the Company and the United States Department of the Treasury: March 13, 2009

Item 6

Applicable section or rule: Rule 4350(i) of the NASDAQ Marketplace Rules, as applicable.

Item 7

Number of shares of Common Stock: 3,670,822

Item 8

Company’s address:

First Place Financial Corp.

185 E. Market Street

Warren, Ohio 44481

Item 9

Notice information:

First Place Financial Corp.

185 E. Market Street

Warren, Ohio 44481

Attention: Craig Carr

Telephone: (330) 373-1221

Facsimile: (330) 393-5578

REVOCABLE PROXY

FIRST PLACE FINANCIAL CORP.

SPECIAL MEETING OF STOCKHOLDERS

June 3, 2009 – 9:00 a.m. Eastern Time

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of

Shareholders to be Held on June 3, 2009:

The proxy materials for this special meeting of shareholders are available over the Internet at

www.                    .com/                     /.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the proxy committee of the Board of Directors of First Place Financial Corp. (the “Company”), with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Special Meeting of Shareholders, to be held on Wednesday, June 3, 2009, at 9:00 a.m. Eastern Time at Avalon Inn, 9519 East Market Street, Warren, Ohio and at any and all adjournments thereof.

PROPOSAL 1—APPROVAL OF THE ISSUANCE OF COMMON STOCK	FOR	AGAINST	ABSTAIN

1. To approve the issuance of 3,670,822 shares of the Company’s common stock upon exercise of the Amended and Restated Warrant issued to the U.S. Department of Treasury under its TARP Capital Purchase Program.	☐	☐	☐

PROPOSAL 2—MEETING ADJOURNMENT	FOR	AGAINST	ABSTAIN

2. To adjourn the special meeting to a later date or dates, if necessary, to further permit solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the issuance described in Proposal 1.	☐	☐	☐

The Company’s Board of Directors has determined that the issuance of 3,670,822 shares of the Company’s common stock upon exercise of the Amended and Restated Warrant issued to the U.S. Department of Treasury under its TARP Capital Purchase Program is in the best interests of the Company and its shareholders. The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the issuance. The Board of Directors also unanimously recommends that you vote “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the issuance.

This proxy is revocable at any time prior to the time of the vote at the special meeting. This revocable proxy will be voted as directed, but if no instructions are specified on any executed proxy card that is returned, then this proxy will be voted “FOR” both the proposals.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Shareholders and a Proxy Statement relating to the special meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If your shares are held jointly, each holder may sign but only one signature is required.

Sign above

Date

Please mark, sign, date, and return this proxy promptly using the postage-paid, self-addressed envelope provided.